Exhibit 99
Hillenbrand Industries Reports Second Quarter Revenues of
$516.2 Million and Earnings
From Continuing Operations of $0.89 Per
Fully Diluted Share
Hillenbrand Reaffirms Full Year Fiscal 2007 Earnings per Share Guidance
BATESVILLE, Ind., May 10 /PRNewswire-FirstCall/ — Hillenbrand Industries, Inc. (NYSE: HB) today announced unaudited financial results for its fiscal second quarter ended March 31, 2007. Results included revenues of $516.2 million, a $20.6 million or 4.2 percent increase from $495.6 million in the prior year comparable period. Consolidated net income from continuing operations was $54.9 million, or $0.89 per fully diluted share, essentially the same as the prior year. On an as adjusted basis, fully diluted earnings per share from continuing operations for the second quarter of fiscal 2007 were $0.87 compared to $0.81 per fully diluted share in 2006, an increase of 7.4 percent. Adjustments in both the current and prior year relate to antitrust litigation expenses, net realized gains on investments and special charges associated with business restructuring activities. Fully diluted earnings per share from continuing operations for the first half of fiscal 2007, on an as adjusted basis, were $1.68 compared to $1.60 for the prior year comparable period.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, and segment sales summaries.
For a more complete review of Hillenbrand’s second quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which will be filed today.
Second Quarter Financial and Operational Highlights
Revenues:
–	Hill-Rom global Health Care sales increased by $18.4 million or 8.8 percent to $227.9 million. Within this amount, North America Acute Care capital sales increased by $6.7 million, or 4.3 percent to $160.8 million. International and Surgical capital sales increased $12.0 million or 24.3 percent to $61.4 million, due to improved volumes, foreign exchange gains and the acquisition of Medicraft Australia PTY, Ltd in the first quarter of fiscal 2007. North America Post-Acute Care capital sales declined $0.3 million or 5.0 percent to $5.7 million.

–	Hill-Rom global Health Care rental revenues increased $1.6 million or 1.5 percent to $107.1 million primarily due to reduced levels of customer allowances in the current year, increased rentals of The Vest® within the Post-Acute Care group and favorable exchange rates in the International rental business.

–	By segment:
–	Hill-Rom North America Acute Care revenues, which include capital and rental products, increased $5.3 million or 2.5% to $219.0 million led by increased volume of CareAssist® ES bed frames, our new Latitude® architectural arm platform, and Hill-Rom® Information Technology Solutions products.

–	Hill-Rom International and Surgical capital and rental revenue increased $13.3 million or 22.2 percent to $73.2 million due primarily to increased sales of our new AvantGuard™ 800 frames and sales by Medicraft. Additionally, foreign exchange rates had a favorable impact of $4.5 million.

–	Hill-Rom North America Post-Acute Care revenues increased $1.4 million or 3.4 percent to $42.8 million, driven by an increase in rental revenues of 4.8 percent.

–	Batesville Casket sales of $181.2 million were consistent with the prior year, offsetting a decline in the number of estimated deaths in the U.S., partially due to the lower seasonal incidence of influenza and pneumonia.

Gross Profit and Operating Expenses:
–	Hill-Rom gross margin improved 150 basis points to 45.4 percent due to higher volumes and favorable price realization, along with cost savings realized from various sourcing and other manufacturing cost reduction initiatives, including the continuing restructuring efforts in our French manufacturing facility.

–	Batesville Casket gross margin improved 230 basis points to 44.2 percent due primarily to favorable price realization and continued productivity improvements at our manufacturing locations, including savings from our prior year wood plant consolidation.

–	Operating expenses increased $12.3 million or 9.0 percent versus the second quarter of 2006 due primarily to spending associated with progress in implementing our strategic priorities in both operating units as previously outlined.
Divisional Income:
–	Hill-Rom divisional income increased by 14.0 percent compared to the prior year due primarily to expanded margins on higher revenues.

–	Batesville Casket divisional income increased 4.0 percent versus prior year primarily due to gross margin improvement.
Other:
–	Batesville Casket completed the acquisition of a small casket distributor in January in line with its expressed strategy.

–	Cash flow from operations was $35.0 million for the second quarter of fiscal 2007, representing an increase of 17.4 percent from the prior year period, primarily due to the initial funding of our Spartanburg settlement in the second quarter of fiscal 2006.
Management Observations
Peter H. Soderberg, president and CEO of Hillenbrand Industries, Inc., commented, “Our second quarter results mark another successful milestone in the strategic journey we began last year. As we continue to execute our operational strategies, I am pleased with the early indicators we are receiving. We demonstrated further progress in many areas of our business during the quarter.”
“I am particularly pleased by the strong showing of Hill-Rom’s International and Surgical business, which grew organic revenue 9.6 percent during the quarter on a constant currency basis, which excludes the effects of the Medicraft acquisition. In North America, recently launched new products such as Hill-Rom’s Affinity® 4 Birthing Bed, the TotalCare® Bariatric bed, and our new line of Hill-Rom® stretchers have all been positively received by our customers. Architectural products and our Hill-Rom Information Technology Solutions units also demonstrated good growth in the quarter. Our strategic investment initiatives in gross margin improvement and expanded distribution channels continue to ramp-up. We are on track for the start-up of our new, low cost manufacturing facility in Monterrey, Mexico by the end of the fiscal year.”
“Another key focus of Hill-Rom’s strategy is to engage in strategic alliances that bring more value to our customers and provide higher differentiation in our offerings. During the quarter, we announced important product integration relationships with Tempur-Pedic, SAS (data analysis tools), and ASCOM (voice over IP telephony). Each of these alliances will help us to enhance outcomes for patients and their caregivers,” commented Mr. Soderberg.
“Our Batesville Casket business experienced flat sales compared to the second quarter of 2006 despite unfavorable market trends in casketed burials. However, our funeral services business again showed meaningful improvement in gross margin during the quarter due to continuous improvement initiatives,” Mr. Soderberg continued.
“We plan to accelerate our strategic investment spending throughout the last half of 2007 in both operating companies. As a result, we continue to guide investors to expect declining earnings in the second half of our fiscal year as we position the company for faster growth in the future. In accordance with our strategic plan, our consolidated first half operating expenses increased 5.5 percent. In the second half of the year, we expect this rate to accelerate materially as we continue to fund research and development, margin improvement programs, and distribution channel enhancements. We have not changed our strategy since first disclosing it in late October. As such, we are reaffirming our guidance for fiscal year 2007 and look forward to providing further updates throughout the year,” he concluded.

Financial Guidance Summary For 2007
The Company reaffirmed adjusted earnings per share guidance for fiscal year 2007 as first provided in October 2006. However, consolidated revenue guidance for fiscal year 2007 was reduced by $15 million to reflect lower Batesville Casket revenue in the first half of the year and will range from $2.025-2.095 billion. Hill-Rom revenue guidance remains unchanged. Adjusted earnings per share from continuing operations on a diluted basis before antitrust litigation expense, incurred net realized gains on investments and special charges remains unchanged at $3.02 — $3.32. Antitrust-related litigation expenses are still projected to be approximately $22 million or $0.22 per share for the year. The Company does not project the amount of any future net realized investment gains or losses or other special charges. Considering net realized investment gains incurred to-date, the company increased the expected GAAP earnings per share from continuing operations on a diluted basis range to $2.90 — $3.20 from the $2.85 — $3.15 estimate given at the end of the first quarter. These amounts exclude the effects of any adjustments forthcoming upon the recognition of certain financial misstatements according to the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” As outlined in the section entitled, “Recently Issued Accounting Standards” in Note 1 to the financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed today, we intend to adopt the provisions of this guidance in the fourth quarter of fiscal 2007. Upon adoption, we will recognize the effects of three financial statement misstatements related to 1) unrealized profit reserves for leased assets, 2) deferred taxes relative to unrealized profit reserves and 3) a postretirement benefit obligation for a plan that bridges health coverage from early retirement to Medicare eligibility. The exact amounts and the method of recognition for such financial misstatements are currently being evaluated, but these adjustments are not expected to reduce net income or shareholders’ equity by more than $8.0 million.
All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. Hillenbrand Industries, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period — which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of them is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:30 a.m. EDT, 7:30 a.m. CDT, on Thursday, May 10, 2007. During the event, management will discuss the results for the fiscal second quarter ended March 31, 2007, along with expectations for the remainder of fiscal 2007. The webcast is available at http://www.hillenbrand.com or http://ir.hillenbrand.com/eventdetail.cfm?eventid=37600 and will be archived on the company’s Web site through May 10, 2008 for those who are unable to listen to the live webcast. Interested parties may access audio of the conference call live by dialing 800-819-9193 (International callers 913-981-4911); both are to use confirmation code 7157451 at the above time. A replay of the call is also available through May 15, 2007 at 888-203-1112 (719-457-0820 International). Code 7157451 is needed to access the replay.

ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries is organized into two operating companies serving the health care and funeral services industries.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
Batesville Casket Company is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products.
Batesville Casket Company...helping families honor the lives of those they love.
www.hillenbrand.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the planned separation of the Company’s two operating companies, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, competition from nontraditional sources in the funeral services business, volatility of the Company’s investment portfolio, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2006. The Company assumes no obligation to update or revise any forward-looking statements.
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Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Quarterly Periods
Condensed Statement of Earnings	2Q07	1Q07	4Q06	3Q06	2Q06
Net revenues
Health Care sales	$227.9	$210.8	$258.0	$199.8	$209.5
Health Care rentals	107.1	110.2	99.2	104.5	105.5
Funeral Services sales	181.2	162.2	163.3	165.0	180.6

Total revenues	516.2	483.2	520.5	469.3	495.6
Cost of revenues
Health Care cost of goods sold	130.2	122.4	144.0	117.0	122.0
Health Care rental expenses	52.6	53.2	53.5	53.7	54.8
Funeral Services cost of goods sold	101.2	93.4	92.8	96.2	104.9

Total cost of revenues	284.0	269.0	290.3	266.9	281.7
Gross profit
Health Care sales	97.7	88.4	114.0	82.8	87.5
Health Care rentals	54.5	57.0	45.7	50.8	50.7
Funeral Services	80.0	68.8	70.5	68.8	75.7

Total gross profit	232.2	214.2	230.2	202.4	213.9
As a percentage of sales	45.0%	44.3%	44.2%	43.1%	43.2%

Operating expense	149.3	135.1	132.3	127.1	137.0
As a percentage of sales	28.9%	28.0%	25.4%	27.1%	27.6%

Litigation credit	—	—	—	2.3	—

Special charges, net	(0.2)	—	(2.9)	(0.1)	—

Other income/(expense)	2.3	3.1	1.0	2.9	7.7

Income tax expense	30.1	30.3	28.7	29.3	30.1

Income from continuing operations	54.9	51.9	67.3	51.1	54.5

Net income	$54.9	$51.9	$67.3	$51.1	$54.5

Diluted earnings per share:
Earnings per share from continuing operations	$0.89	$0.84	$1.09	$0.83	$0.89

Average common shares outstanding — diluted (thousands)	61,944	61,835	61,681	61,610	61,579

Dividends per common share	$0.2850	$0.2825	$0.2825	$0.2825	$0.2825

Cash Flows from Operations
Cash flow from operations	$35.0	$101.8	$(156.6)	$101.6	$29.8
Capital expenditures	(44.9)	(27.3)	(22.3)	(24.6)	(28.5)

Cash flow from operations less capital expenditures	$(9.9)	$74.5	$(178.9)	$77.0	$1.3

Cash, cash equivalents and short term investments	$117.7	$135.5	$81.9	$255.3	$191.0

Capital Expenditures
Hill-Rom/Corporate	$42.0	$25.3	$16.5	$19.1	$24.0
Batesville Casket	$2.9	$2.0	$5.8	$5.5	$4.5

Depreciation & Amortization
Hill-Rom/Corporate	$22.6	$22.1	$22.6	$22.6	$22.6
Batesville Casket	$4.4	$4.3	$4.8	$4.4	$4.3

Consolidated Results — Highlights
Revenues

	Q2 2007	Y/Y Foreign	Q2 2007	Q2 2006	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change

Hill-Rom:
Acute Care	$219.0	$0.2	$219.2	$213.7	2.6%
Post Acute Care	42.8	—	42.8	41.4	3.4%
International and Surgical	73.2	(4.5)	68.7	59.9	14.7%

Total Hill-Rom	335.0	(4.3)	330.7	315.0	5.0%

Batesville Casket	181.2	0.1	181.3	180.6	0.4%

Total	$516.2	$(4.2)	$512.0	$495.6	3.3%

	YTD 2007	Y/Y Foreign	YTD 2007	YTD 2006	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change

Hill-Rom:
Acute Care	$423.2	$—	$423.2	$417.5	1.4%
Post Acute Care	88.2	—	88.2	84.7	4.1%
International and Surgical	144.6	(8.1)	136.5	124.6	9.6%

Total Hill-Rom	656.0	(8.1)	647.9	626.8	3.4%

Batesville Casket	343.4	(0.2)	343.2	346.3	-0.9%

Total	$999.4	$(8.3)	$991.1	$973.1	1.8%

Non-GAAP Financial Disclosures and Reconciliations- Second Quarter 2007
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing Operations - 2007			Income from Continuing Operations - 2006
		Income	Diluted		Income	Diluted
Second Quarter	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations — GAAP	$85.0	$30.1	$0.89	$84.6	$30.1	$0.89
Adjustments:
Antitrust litigation	3.2	1.2	0.03	3.4	1.3	0.03
Special/Litigation charges	0.2	0.3	(0.00)	—	—	—
Net realized gains on investments	(2.7)	0.1	(0.05)	(7.1)	(0.3)	(0.11)

Income from continuing operations — Adjusted	$85.7	$31.7	$0.87	$80.9	$31.1	$0.81

	Income from Continuing Operations - 2007			Income from Continuing Operations - 2006
		Income	Diluted		Income	Diluted
Year-to-Date	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations — GAAP	$167.2	$60.4	$1.73	$162.6	$59.5	$1.68
Adjustments:
Antitrust litigation	5.4	2.0	0.05	8.6	3.2	0.08
Special/Litigation charges	0.2	0.3	(0.00)	2.4	0.1	0.04
Net realized gains on investments	(6.9)	(0.9)	(0.10)	(16.2)	(3.7)	(0.20)

Income from continuing operations — Adjusted	$165.9	$61.8	$1.68	$157.4	$59.1	$1.60